EXHIBIT 99.02 TERMINATION OF JOINT VENTURE AGREEMENT

TERMINATION OF JOINT VENTURE AGREEMENT

DATED AS OF MARCH 5, 2019

THIS TERMINATION OF JOINT VENTURE AGREEMENT DATED AS OF MARCH 5, 2019 (the “Termination”), is made and entered into as of September 16th, 2019, by and between AI Data Consultancy, LLC, a limited liability company with an address of Sharja Media City, Office 10, Level 1 Sharjah, UAE, and Freedom Enterprise, LLC, a limited liability company with an address of Sharja Media City, Office 10, Level 1 Sharjah, UAE (hereinafter referred to together as “AIFE”), and Investview Inc. and its assigns, a Nevada corporation (hereinafter “INVU”), with a registered office located at 12 South 400 West, Third Floor, Salt Lake City, UT 84101.

WHEREAS, AIFE and INVU entered into a Joint Venture Agreement dated March 5, 2019 (the “Joint Venture Agreement”);

WHEREAS, AIFE and INVU have determined that it is in each of their best interests to terminate the Joint Venture Agreement and all related agreements other than a Revenue Share Agreement between INVU and Freedom Enterprise, LLC entered in September 2019;

WHEREAS, AI Data Consultancy has agreed that it will return the 200,000,000 shares of INVU’s common stock issued to it under the Joint Venture Agreement for cancelation upon execution of this Termination; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the parties hereto agree as follows:

1.	The Joint Venture Agreement is hereby terminated and neither AIFE nor INVU will have any further rights or obligations thereunder. Each of AIFE and INVU acknowledges that this Termination is supported by consideration and constitutes the valid and binding termination of the Joint Venture Agreement.

2.	AI Data Consultancy agrees that immediately upon execution of this Termination, it will return the 200,000,000 shares issued to it under the Joint Venture Agreement to INVU for cancellation.

IN WITNESS WHEREOF, each of the parties has caused this Termination to be signed and delivered by its duly authorized officer, effective as of the date first set forth above.

INVESTVIEW INC. (INVU)		AIFE AI Data Consultancy, LLC

By:		By:
Name:	Annette Raynor	Name:	Carlos Benvenuti
Title:	Chief Executive Officer	Title:	Owner

Freedom Enterprise, LLC
By:		By:
Name:	Mario Romano	Name:	Jeremy Roma
Title:	Director of Finance